Exhibit 99.1

AmpliTech Group Issues Free Writing Prospectus Providing Additional Details of its 2025 Unit Rights Offering and its 5G ORAN Growth Opportunity

Hauppauge, NY, November 3, 2025 – AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGW), a designer and manufacturer of advanced signal-processing components for satellite, Public and Private 5G, and other communications networks, including complete 5G/6G systems, and a global distributor of IC packaging solutions, today announced the filing of its Free Writing Prospectus (FWP).

The FWP provides additional details of its recently announced 2025 Unit Rights Offering as well as further describing its 5G ORAN growth opportunity and its strong position to capitalize on this high-tech market. Investors are urged to review the full FWP here: https://www.amplitechgroup.com/investor-relations

AmpliTech Positioned for ORAN Market Growth Opportunity

AmpliTech Group stands out as a highly enviable company within the growing Open RAN market due to its strong technological leadership, strategic alliances, and demonstrated commercial traction. AmpliTech has developed advanced 5G Open RAN solutions, including a provisional pending patent for Massive MIMO 64T64R radio platform tailored for dense urban and military applications.

The company has secured significant Letters of Intent (LOIs) totaling over $118 million with major Asian and North American mobile network operators, with millions already converted to funded purchase orders. As one of the few U.S.-based end-to-end ORAN 5G solution providers, AmpliTech benefits from increased demand for domestic technology vendors in critical infrastructure. Additionally, its integration of AI and machine learning into network optimization enhances competitive advantages in energy efficiency and security.

These factors, combined with a strong balance sheet, growing revenue, key partnerships, and active engagement in leading industry alliances like the ORAN Alliance and Telecom Infra Project, position AmpliTech for scalable and profitable growth in a rapidly accelerating telecom landscape driven by widespread 5G adoption.

Financial Growth for AmpliTech Group

AmpliTech Group’s path to profitability appears achievable as Q2 2025 unaudited revenue approaches $11 million, with 75% derived from high-margin 5G ORAN products. The momentum is unmistakable: a robust $78 million Letter of Intent pipeline scheduled for delivery across FY2026 and FY2027 provides exceptional revenue visibility and validates strong market demand.

Management expects gross margins to return to double digits within six months, extending through FY2026, as the company scales operations while maintaining cost discipline. This carefully orchestrated progression from growth to anticipated profitability is driven by large-scale enterprise orders and a product portfolio perfectly aligned with the global 5G infrastructure buildout.

For investors evaluating the upcoming rights offering, AmpliTech represents a compelling opportunity to participate in a company whose revenue trajectory has shifted from speculative to systematic.

Rights Offering Use of Proceeds

Balance Sheet Strengthening: The rights offering will fortify AmpliTech’s financial position to execute on $118 million in Letters of Intent, $78 million from a major global 5G ORAN organization and $40 million from a Tier-1 North American mobile network operator, positioning the company for sustained profitability.

Strategic Growth Investment: Proceeds will fuel margin expansion through continued investment in quantum-enabled 5G architectures while accelerating product deliveries to Tier-1 operators, ensuring AmpliTech captures critical next-generation infrastructure rollouts.

Operational Scaling: Capital will support comprehensive working capital needs including R&D, patent portfolio development, engineering, operations, quality inspection, IT infrastructure, and sales force expansion—providing the operational flexibility to scale with growing demand.

For any specific questions please email:

Information Agent: Mackenzie Partners AMPG@mackenziepartners.com

Dealer Manager: Moody Capital Solutions, Inc. info@moodycapital.com

Investor Relations: PCG Advisory, Inc. Kirin Smith ksmith@pcgadvisory.com

The Company has filed a Registration Statement (including a prospectus) and a Prospectus Supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement (including the Risk Factors contained therein), the Prospectus Supplement, and other documents that the Company has filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR or the SEC web site at www.sec.gov. If you have any questions or need further information about this offering, please call MacKenzie Partners Inc., the information agent for this offering at telephone (212) 929¬5500 (bankers and brokers) or (800) 322-2885 (all others) or by email atAMPG@mackenziepartners.com. Alternatively, AmpliTech Group, Inc., the dealer-manager or the information agent will arrange to send you the prospectus and the prospectus supplement if you request it using the contact information set forth in the offering materials.

About AmpliTech Group

AmpliTech Group, Inc., comprising five divisions, AmpliTech Inc., Specialty Microwave, Spectrum Semiconductors Materials, AmpliTech Group Microwave Design Center, and AmpliTech Group True G Speed Services, is a leading designer, developer, manufacturer, and distributor of cutting-edge radio frequency (RF) microwave components and 5G network solutions. Serving global markets including satellite communications, telecommunications (5G & IoT), space exploration, defense, and quantum computing, AmpliTech Group is committed to advancing technology and innovation. For more information, please visit www.amplitechgroup.com or amplitech5G.com.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, that attending this event, be successful in it Rights Offering and completion of the Rights Offering will lead to further production orders, growth and profitability. The words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” for 5G orders and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, which are available on our website and with the SEC at sec.gov. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

Contacts:

Corporate Social Media	Company Contact:

X: @AmpliTechAMPG	Jorge Flores
Instagram: @AmpliTechAMPG	Tel: 631-521-7831
Facebook: AmpliTechInc	Investors@amplitechgroup.com
Linked In: AmpliTech Group Inc

Investor Relations Contact:

Kirin Smith

ksmith@pcgadvisory.com